Exhibit 10.7

Amendment No. 1 to Shop Your Way Rewards Retail Establishment Agreement

This Amendment No. 1 to Shop Your Way Rewards Retail Establishment Agreement (this “Amendment”) is retroactive to May 1, 2016 (the “Amendment Date”), is signed as of the dates listed below, and is between (1) Sears Holdings Management Corporation (“SHMC”) and Sears Hometown and Outlet Stores, Inc., (“SHO”). This Amendment amends the Shop Your Way Rewards Retail Establishment Agreement between SHMC and the SHO dated as of August 8, 2012 (the “Agreement”). Capitalized terms used but not defined to in this Amendment are defined in the Agreement.

WHEREAS, the parties have determined that it is in both parties’ interest to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and other good and valuable consideration contained herein, the parties agree as follows:

1.	Amendments. Except as expressly stated below, the Agreement shall be modified as of the Amendment Date as set forth below:

a. Reconciliation and Payment. The language of Section VI.G (Reconciliation and Payment) of the Agreement is deleted and the following language is substituted:

G. Reconciliation and Payment. The amount or amounts that SHO owes to SHMC in accordance with this Agreement, and the amount or amounts that SHMC owes to SHO in accordance with this Agreement, will be determined by SHMC on a monthly basis, which amounts will be netted against each other. If SHMC owes an amount to SHO after the netting SHMC will remit the amount it owes to SHO within five days of the reconciliation. If SHO owes an amount to SHMC after the netting SHO will remit the amount it owes to SHMC in accordance with the following:

1. SHMC will generally deliver invoices to SHO for all net amounts that SHO owes to SHMC hereunder after the end of each month.

2. From the Amendment Date through July 31, 2016, the payment due date is three days after SHO’s receipt of the invoice (e.g., Friday if the invoice is delivered on Tuesday). If SHO pays such invoice in full by such date, SHO may deduct from each such invoice an early payment discount equal to 37 basis points (i.e., to 0.37%) of the total amount of the invoice (the “Early Payment Discount”). If SHO does not pay such invoice in full by such date, no Early Payment Discount is earned on such invoice.

3. For all Invoices delivered after July 31, 2016 (each a “Post- July 2016 Invoice”), the payment due date is the 10th day following SHO’s receipt of the invoice. No Early Payment Discount is earned on such invoices. If with respect to a Post- July 2016 Invoice SHMC requests in writing that the Early Payment Discount apply to the invoice, SHO in its sole discretion may, but will have no obligation to, agree to pay the invoice on the payment terms set forth in the immediately preceding subsection 2.

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4. If the applicable payment date (i.e., the 3rd or 10th day) is a Saturday, Sunday, or bank holiday, SHO will pay on the next banking day, which will become the payment due date. Electronic fund transfers initiated on the payment due date will be timely made for purposes of this Agreement.

5. Termination for Convenience. The language of Section XII.B (Termination for Convenience) of the Agreement is deleted and the following language is substituted:

“Each Party may terminate this Agreement for any reason or no reason on or after December 31st, 2019 by providing the other Party with one hundred eighty (180) days’ advance written notice of the Terminating Party’s intent to terminate, which notice the Terminating Party may not deliver until after June 30th, 2019. Termination in accordance with this section will be without penalty and further obligation of any kind except as provided in subsection C of this section.”

b.	Disputes. The following is added at the end of Section XIV.B.2:

“Furthermore, no party may provide a Dispute Notice for any Dispute, or otherwise assert and/or claim a Dispute to the extent the Dispute relates to any act or omission of a Party, its Affiliates or its/their representatives (other than clerical or accounting errors which the asserting Party was not aware of) in connection with, or related to, its rights, or the other Party, its Affiliates or its/their representatives performance or non-performance under this Agreement that occurred more than 120 days prior to the time such claims, controversy, dispute, and/or disagreement is first asserted (together, “Stale Claims”) and each Party waives on its behalf (and on behalf of its Affiliates and its/their representatives) any rights to a Stale Claim. Notwithstanding the foregoing, the term “Stale Claims” does not include claims, controversies, disputes, and disagreements brought by either Party in regards to: (X) the other Party’s rights and obligations under Section 14 (Indemnification); (Y) claims by a Party for reimbursement from the other Party for fees, expenses (including attorneys’ fees), charges, costs, damages penalties and other amounts paid by a Party or its Affiliates to a third party, including such amounts arising from non-indemnified third party claims, controversies and disagreements; provided that the Party brings such claim within 120 days after the Party makes such a payment; and (Z) an act or omission of the other Party, its Affiliates and/or its/their representatives which the other Party demonstrates was intentionally done (or not done) with actual knowledge that it was in violation of this Agreement (including such Party’s duty of Good Faith). For example: (I) a “clerical or accounting error” shall not include a claim by a Party that it should not be charged for activities for which it regularly received charges which instead shall be deemed to be a Stale Claim to the extent that such claim is for acts/omissions that are more than 120 days old; (II) a claim relating to charges which were incorrectly calculated due to a “clerical or accounting error” of which the claiming party was unaware would not be a Stale Claim to the extent based solely on such “clerical or accounting error”, (III) an intentional overcharge by a Party which it knew it was making in violation of this Agreement, will not be deemed to be a Stale Claim even if raised more than 120 days after such overcharge; provided that the claiming Party can prove such violation was intentional and made with actual knowledge that such overcharge was a violation of this Agreement.

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c. Expenses. Section XXII (Expenses) of the Agreement is amended by adding the following at the end of such Section:

“If a third party vendor of SHMC, its Affiliates or its/their representatives asserts that it is legally entitled to fees, expenses, increased charges, or penalties now or in the future, as a result of SHO, its Affiliates, “SHO Authorized Resellers” (as that term in defined in the Services Agreement between the Parties and/or its/their representatives receiving benefits in connection with SHMC or its Affiliates’ relationship with such third party vendor (including software licenses, subscription agreements, etc.), then, in addition to all other amounts due hereunder, SHO shall pay to SHMC all of such additional fees, expenses, increased charges and/or penalties incurred by SHMC or its Affiliates to remedy such situation. SHMC will notify SHO promptly after it learns of any amounts due under the immediately foregoing sentence, and will work with the SHMC third party vendor to try to mitigate such amounts.”

d. Rate Card. Appendix VII.A.1 (Rate Card and Email Support Services) is amended and restated as stated on Attachment I hereto.

2.	Condition Precedent. It is a condition precedent to the effectiveness of this Amendment that the parties (or their Affiliates, as applicable) also execute (collectively the “Related Amendments”): (a) that certain Amended and Restated Merchandising Agreement, (b) Amendment #4 to Services Agreement, (c) Amendment #1 to Employee Transition and Administrative Services Agreement, (d) Amendment #1 to Trademark License Agreement, (e) Amendment #1 to Supplemental Agreement, (f) Amendment No. 4 to the prior Merchandising Agreement between the Parties and/or their Affiliates, and (g) Amendment #2 to Store License Agreement (Outlet).

3.	No Other Amendments. Except as expressly amended herein, the Agreement shall continue in full force and effect, in accordance with its terms, without any waiver, amendment or other modification of any provision thereof, including the parties’ choice of Illinois law (pursuant to Section XXXVI.A. of the Agreement) which also applies to this Amendment.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth below by their respective officers thereunto duly authorized.

SEARS HOLDINGS MANAGEMENT CORPORATION		SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ ROBERT A. RIECKER	By:	/s/ RYAN D. ROBINSON
VP Controller		Senior Vice President, Chief Financial Officer and Chief Administrative Officer May 11, 2016

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Attachment I

Appendix VII.A.1

Rate Card and Email Support Services

Definitions:

“CPM” means cost per thousand.

“Solo” means an email campaign that features a single business unit or store format.

“TI” means targeted interactions.

“Trigger” means any metric or event used to generate an automatic communication to a Member, for example, emails sent upon purchase of merchandise, or POS contact.

Rate Card

Email Campaign Development and Deployment Services	Cost
One (1) Dedicated Email Campaign Manager - required upon SHO request for an email campaign or campaigns.	$170,000/annually; billed at $14,167/month; may be hired on a month-to-month basis as mutually agreed by the Parties.

Email Campaigns to SHO Opt-Ins or Members designated as Implicit Interests (as defined in the Agreement) • Includes Transactional Communications, Existing Triggers, Shopper Recap, and eReceipts	$4.00 CPM

Email Campaigns to Members not designated as SHO opt-ins or as Implicit SHO Interests • Includes Solos, SHMC/SYWR promotional, and other campaigns to non-SHO exclusive customers	$15 CPM for Solo campaigns
One (1) Email Campaign per Month to 500,000 Members at $4 CPM Cost

Customized SYW Promotion and Event Campaigns • Includes for example campaigns such as “Secret Sales,” “Liquidity Injection,” or “Extreme Redeem,” etc.		$15 CPM for Solo campaigns

Special Projects/New Development – defined in a separate SOW • Includes new Triggers, New/Revised transactional messaging and communications, or other net new campaigns		Rate Card + CPM (if applicable, otherwise as defined in SOW)

Email Creative/Coding Development Services

New Trigger/Transactional Template		$16,000

New Dynamic Promotional Template		$8,000

New Standard Email Postcard Template		$4,000

Banners/Trolley’s		$500

Critical Changes	(changes requested less than 5 days prior to launch date)

	Hero	$5,000

	Slice	$2,500

Analytics

Ad Hoc Analyses		$200/hour

Segmentation and other larger projects		Per agreed upon SOW

Personalization Services

TI @ POS (SHO)		$0.03 per print

TI propensity models (includes quarterly re-scoring)		$15,000/each

TI Implementation into new email campaign		$5,000 per campaign

Other TI requests		Per agreed upon SOW

Hourly rates for OBU Engineering/User experience/Marketing Planning personnel

Group	Role	Rate
Product Mgmt	Product Manager	$100.00
Merchandising	Merchant	$80.00
Marketing	Marketing Coordinator	$80.00
Creative & UX	Creative Director	$150.00

	Art Director	$125.00
	Web Designer	$80.00
	Principal UX Architect	$125.00
	UX Architect	$95.00
	Copywriter	$80.00
	Taxonomist	$110.00
	Front End Developer	$90.00
	UX Project Manager	$90.00

Engineering	Technical Project Manager	$90.00
	Engineering Lead	$110.00
	Developer	$75.00
	QA Engineer	$75.00
	Support Engineer	$75.00

Email Support Schedule

Services	Notes

Note: Fees for email support services not included in the Services Agreement will be the equivalent fees defined in the Rate Card

• SHC/OBU will continue to provide support for non-SYW related promotional and trigger emails

• Promotional emails	a.) SHC/OBU will continue to provide standard promotional emails to Sears Opt-Ins with additional SHO Opt-In or Implicit Interest in SHO including specific business line/category promotional offer

b.) SHO will continue to have the opportunity to purchase promotional banners/content in standard OBU promotional emails

• Trigger Emails	SHC/OBU will continue to provide support for the following trigger emails: • Shopping Cart Abandonment emails for SearsOutlet.com • Post Order emails for SearsOutlet.com

• Shopper Recap emails • Digital receipt email • Post order emails for in-store purchases

• Special Projects/New Campaign Development	Defined in a separate written SOW